EXHIBIT 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Offering Circular of Blackwell 3D Construction Corp. (formerly Power Americas Resources Group Ltd.) on Form 1-A (Regulation A amendment) of our report dated September 27, 2024 which includes an explanatory paragraph as to Blackwell 3D Construction Corp. (formerly Power Americas Resources Group Ltd.)’s ability to continue as a going concern, relating to our audit of the consolidated balance sheets as of May 31, 2024, and May 31, 2023 and the related consolidated statements of operations, shareholder’s deficit, and cash flows for each of the two years ended May 31, 2024.

Houston, Texas

October 8, 2025